EXHIBIT 4.1

STOCKHOLDERS AGREEMENT

among

HUDSON PACIFIC PROPERTIES, INC.,

HUDSON PACIFIC PROPERTIES, L.P.

and

THE OTHER PARTIES HERETO

Dated as of April 1, 2015

i

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (as amended, modified or supplemented in accordance with the terms hereof, this “Agreement”) is entered into as of April 1, 2015, by and among Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), each of the other parties identified on the signature pages hereto under the heading “Sponsor Stockholders” and any other parties that may from time to time become parties hereto (collectively, the “Sponsor Stockholders”), solely for purposes of Section 3.1(a), Blackstone Real Estate Advisors L.P., a Delaware limited partnership (the “Advisor”), and solely for purposes of Section 4.17, Hudson Pacific Properties, L.P., a Maryland limited partnership and a subsidiary of the Company (the “Operating Partnership”).

RECITALS

WHEREAS, this Agreement is being made pursuant to the terms of that certain Asset Purchase Agreement, dated as of December 6, 2014 (the “Purchase Agreement”), by and among the Company, the Operating Partnership, and the other parties thereto, which provides for, in part, (i) the contribution by the Company to the Operating Partnership of shares of the Company’s common stock, par value $0.01 per share (“Common Shares”), and the delivery by the Operating Partnership to the Sponsor Stockholders of such Common Shares, and (ii) the issuance by the Operating Partnership of common units of limited partnership interest in the Operating Partnership (“Common OP Units”) (such deliveries and issuances being referred to herein together as the “Equity Issuance”); and

WHEREAS, in connection with the consummation of the Equity Issuance, the Company and the Sponsor Stockholders wish to set forth certain understandings and agreements between such parties, including with respect to corporate governance matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the meanings as set forth below:

“Advisor” has the meaning set forth in the Preamble.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, that notwithstanding the foregoing, (i) neither the Company nor any of its subsidiaries, including the Operating Partnership, shall be deemed an Affiliate of any of the Sponsor Stockholders, and (ii) an Affiliate of a Sponsor Stockholder shall not include (x) any portfolio company of such Sponsor Stockholder or any limited partners of such Sponsor Stockholder, in each case of this clause (x), to the extent such Person has neither received Confidential Information nor is acting on behalf of or at the direction of any Sponsor Stockholder or any Affiliate or Representative of such Sponsor Stockholder or (y) The Blackstone Group L.P. or any of its Affiliates in their Non-Real Estate Private Equity Business.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of a security, (i) a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) and (ii) a Person shall be deemed to be the Beneficial Owner of Common Shares that may be issued upon redemption of Common OP Units; provided, further, that for purposes of calculating the percentage of fully diluted Common Shares Beneficially Owned by the Sponsor Stockholders under Section 3.1(a), all the Common Shares which may be acquired by any Person (determined as described in clauses (i) and (ii) above) shall be deemed to be outstanding Common Shares.

“Board” has the meaning set forth in Section 2.1(a).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the cities of New York, New York or Los Angeles, California are authorized by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be amended, modified or restated from time to time.

“Change of Control Transaction” means any single transaction or series of related transactions involving (i) the sale of all or substantially all of the assets of the Company or the Operating Partnership, or (ii) the merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company or the Operating Partnership.

“Charter” means the charter of the Company.

“Contested Election” means any election at which the directors on the Board shall be elected by a plurality of the votes cast at such meeting as a result of the operation of the proviso at the end of the first sentence of Article II, Section 7(b) of the Bylaws, or any successor provision of the Bylaws.

“Common Limited Partner” has the meaning set forth in the Operating Partnership Agreement.

“Common OP Units” has the meaning set forth in the Recitals.

“Common Redemption” has the meaning set forth in the Operating Partnership Agreement.

“Common Securities” has the meaning set forth in Section 3.4.

“Common Shares” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by a Sponsor Stockholder or its Representatives (as defined below) from the Company or its Representatives, in connection with the Beneficial Ownership of any Covered Securities or through its rights granted pursuant to this Agreement (including through its membership on the Board), other than information which (a) was already in the possession of a Sponsor Stockholder or its Representatives, provided that such information is not known by a Sponsor Stockholder or its Representatives to be subject to another obligation of confidentiality to the Company, (b) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Sponsor Stockholder or its Representatives or as a result of a breach of the Existing Confidentiality Agreement, (c) was or becomes available to such Sponsor Stockholder or its Representatives from a source other than the Company, its subsidiaries or their respective Representatives, or any other Sponsor Stockholder or its Representatives, as the case may be; provided, that the source thereof is not known by such Sponsor Stockholder or its Representatives to be bound by an obligation of confidentiality to the Company, or (d) is or becomes independently developed by or on behalf of such Sponsor Stockholder or its Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (b) through (d) above, “Confidential Information” also includes all non-public information previously provided by the Company or its Representatives under the provisions of the Existing Confidentiality Agreement, including all information, documents and reports referred to thereunder.

“Covered Securities” means (i) any Common Shares and Common OP Units received by the Sponsor Stockholders pursuant to the Equity Issuance and (ii) any Common Shares issued to the Sponsor Stockholders in exchange for Common OP Units described in the preceding clause (i) pursuant to the terms of the Operating Partnership Agreement.

“Election Time” has the meaning set forth in Section 4.17(d)(ii).

“Equity Issuance” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Common Shares” has the meaning set forth in Section 4.17(d)(ii).

“Existing Confidentiality Agreement” means the letter agreement relating to confidentiality, dated as of September 18, 2014, between Blackstone Real Estate Advisors L.P. and the Operating Partnership.

“Investment Fund” means any investment fund, investment vehicle, holding company or other account that is, directly or indirectly, managed or advised by any Sponsor Stockholder or any of their respective Affiliates.

“Investor Group” has the meaning set forth in Section 4.16.

“Nominating and Corporate Governance Committee” has the meaning set forth in Article IV, Section 1 of the Bylaws (or any successor committee of the Board).

“Nomination Deadline” has the meaning set forth in Section 2.1(c).

“Nomination Information” has the meaning set forth in Section 2.1(a).

“Nomination Termination Date” has the meaning set forth in Section 2.1(f)(iii).

“Non-Real Estate Private Equity Business” means any business or investment of a Sponsor Stockholder and its Affiliates distinct from the real estate private equity business of such Sponsor Stockholder and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such real estate private equity business (and shall be deemed to be an Affiliate of the Sponsor Stockholders) if and at such time that (a) any Confidential Information with respect to the Company or its subsidiaries is made available to investment professionals of such Sponsor Stockholder and its Affiliates who are not involved in the real estate private equity business of such Sponsor Stockholder and its Affiliates and who are involved in such other business or investment or (b) such Sponsor Stockholder or any of its Affiliates directs any such business or investment to take any action, to the extent that such action would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be a Sponsor Stockholder hereunder.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“NYSE” means the New York Stock Exchange, or successor thereto.

“Operating Partnership” has the meaning set forth in the Preamble.

“Operating Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as may be amended, modified or restated from time to time.

“Permitted Debt” means any securitized commercial mortgage backed securities or other similar instruments, mezzanine indebtedness and mortgage indebtedness, in each case secured by one or more of the properties or assets of the Company or any of its subsidiaries and without recourse to the Company or the Operating Partnership other than customary non-recourse carveout guarantees, environmental indemnities and limited payment or similar guarantees.

“Permitted Transfer” has the meaning set forth in Section 3.2(b).

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proposed Recipients” has the meaning set forth in Section 4.17(d)(vi).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Representatives” of a Person means such Person’s officers or directors (or Persons serving similar functions), employees, members, agents, partners, attorneys, accountants, consultants, bankers and financial advisors.

“Resale Prospectus” means the Prospectus, along with any amendments or supplements thereto, forming a part of the Shelf Registration Statement.

“Restricted Period” has the meaning set forth in Section 3.2(a).

“SEC” means the Securities and Exchange Commission.

“Sponsor Cash Amount” has the meaning set forth in Section 4.17(d)(ii).

“Sponsor Designator” means the Sponsor Stockholder, or group of Sponsor Stockholders collectively, then holding of record a majority of the total number of Common Shares and Common OP Units held of record by all Sponsor Stockholders.

“Sponsor Nominees” has the meaning set forth in Section 2.1(a).

“Sponsor Notice of Redemption” has the meaning set forth in Section 4.17(d)(i).

“Sponsor Redemption Date” has the meaning set forth in Section 4.17(d)(iii).

“Sponsor Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Sponsor Stockholders.

“Sponsor Stockholders” has the meaning set forth in the Preamble.

“Standstill Period” has the meaning set forth in Section 3.1(a).

“Tendered Common Units” has the meaning set forth in the Operating Partnership Agreement.

“Tendering Sponsor” has the meaning set forth in Section 4.17(d)(i).

“Transfer” means any direct or indirect sale (including a short sale), assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any contract, option or agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, “put equivalent position” (as defined by Rule 16a-1(h) of the Exchange Act), hedging transaction or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock (it being understood that no Transfer shall be deemed to be made by a Sponsor Stockholder solely as a result of direct or indirect transfers of limited partnership interests in such Sponsor Stockholder so long as (i) The Blackstone Group L.P. and its Affiliates retain sole voting control over such Sponsor Stockholder following any such direct or indirect transfer and (ii) such direct or indirect transfer shall not require any public report or filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of any Covered Securities, on a combined basis, by The Blackstone Group L.P. and its Affiliates).

1.2 Construction. Unless the context requires otherwise, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached hereto, each of which is made a part hereof for all purposes. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” (except to the extent the context otherwise provides). This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

CORPORATE GOVERNANCE

2.1 Board Nomination Rights.

(a) On or prior to the date of this Agreement, the Company shall increase the number of directors of the Board in accordance with Article III Section 2 of the Bylaws to twelve (12) directors and elect to the Board of Directors of the Company (the “Board”) three (3) individual nominees designated by the Sponsor Designator (the “Sponsor Nominees”); provided, however, that no such election of a particular Sponsor Nominee shall be required if the Board reasonably determines in good faith, after consultation with outside legal counsel, that such Sponsor Nominee has been involved in any of the events enumerated in Items 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Exchange Act or is subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company, in which case the Sponsor Designator shall withdraw the designation of such Sponsor Nominee and shall designate another individual as a Sponsor Nominee, which replacement will also be subject to the requirements of this Section 2.1(a). The Sponsor Stockholders will take all necessary action to cause any Sponsor Nominee to consent to such reference and background checks and to provide such information (including information necessary to determine such Sponsor Nominee’s independence status as well as information necessary to determine any disclosure obligations of the Company) as the Board or its Nominating and Corporate Governance Committee may reasonably request in connection with the Company’s disclosure obligations or in connection with the Company’s legal, regulatory or stock exchange requirements (collectively, the “Nomination Information”), which requests shall be of the same type and scope as the Company requests of all other nominees to the Board. As of the date of this Agreement, the Sponsor Designator has designated Frank Cohen, Michael Nash and John Schreiber as the initial Sponsor Nominees, and the Company has determined that such Sponsor Nominees satisfy the requirements of this Section 2.1(a).

(b) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any standard of conduct required of directors under Maryland law), to include in the slate of nominees recommended by the Board (or the Nominating and Corporate Governance Committee of the Board) for election at any annual or special meeting of stockholders of the Company at which directors are to be elected to the Board (or consent in lieu of meeting) the applicable Sponsor Nominees, and to nominate, recommend and use its reasonable best efforts to solicit the vote of stockholders of the Company to elect to the Board such slate of directors (which efforts shall, to the fullest extent permitted by applicable law, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by the Company to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that the stockholders of the Company vote in favor of the slate of directors, including the Sponsor Nominee(s)). For any meeting (or consent in lieu of meeting) of the Company’s stockholders for the election of members of the Board, the Board (or the Nominating and Corporate Governance Committee thereof) shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Board.

(c) The Sponsor Designator shall deliver to the Company a written notice identifying each such Sponsor Nominee, together with all Nomination Information about such proposed Sponsor Nominee as shall be reasonably requested by the Board (or the Nominating and Corporate Governance Committee thereof) no later than the earlier of (the “Nomination Deadline”) (x) fifteen (15) Business Days following the written request of the Company and (y) the time by which such information is reasonably requested by the Board (or the Nominating and Corporate Governance Committee thereof) to be delivered (which time shall be concurrent with the request for such information from and otherwise consistent with the request for such information from the other nominees). If the Sponsor Designator fails to designate all the Sponsor Nominees it is entitled to designate prior to such time, then the Sponsor Nominee(s) previously designated by the Sponsor Designator and then serving on the Board (if any) shall be the proposed Sponsor Nominee(s).

(i) If a Sponsor Nominee who has been designated by the Sponsor Designator and nominated for election as a director in accordance with this Section 2.1 is not so elected at any meeting of the stockholders of the Company at which directors are to be elected that is a Contested Election, then (x) such Sponsor Nominee shall not be a director for such new term, (y) any such election loss shall not be deemed to create a vacancy that the Sponsor Designator shall have the right to fill pursuant to this Agreement and (z) neither the Company nor the Board will be obligated to increase the size of the Board or take any other action during such new term to elect such Sponsor Nominee or any designated replacement thereof to serve as an additional director during such new term; provided, however, that nothing in the foregoing clauses (x), (y) or (z) shall in any way affect the rights of the Sponsor Designator, in connection with the next meeting of the stockholders of the Company at which directors are to be elected, to designate up to the total number of Sponsor Nominees to which it is entitled pursuant to Section 2.1(a) (subject to Section 2.1(f)); and

(ii) if a Sponsor Nominee who has been designated by the Sponsor Designator and nominated for election as a director in accordance with this Section 2.1 is not so elected at any meeting of the stockholders of the Company at which directors are to be elected that is not a Contested Election, then (x) if such Sponsor Nominee is then a director on the Board, such Sponsor Nominee will continue in office as a “holdover” director, but will tender his or her resignation as a director, subject to acceptance thereof by the Board, each in accordance with the Company’s Corporate Governance Guidelines, and if the Board thereafter accepts such resignation, then such resignation will be deemed to create a vacancy that the Sponsor Designator shall have the exclusive right to fill pursuant to Section 2.1(d) below, and the Sponsor Designator agrees that it will fill such vacancy with a Sponsor Nominee other than the Sponsor Nominee who failed to be elected at such meeting of the stockholders of the Company and whose resignation was so accepted, or (y) if such Sponsor Nominee is not then a director on the Board, such election loss will be deemed to create a vacancy that the Sponsor Designator shall have the exclusive right to fill pursuant to Section 2.1(d) below, and the Sponsor Designator agrees that it will designate a new Sponsor Nominee fill such vacancy with a Sponsor Nominee other than the Sponsor Nominee that failed to be so elected.

(d) Prior to the Nomination Termination Date, the Sponsor Designator shall have the exclusive right to designate a nominee to fill any and all vacancies created by reason of the death, resignation (including as described in Section 2.1(e)(i)(ii) above) or removal (in accordance with the Charter) of any Sponsor Nominee (other than the resignation or removal of any Sponsor Nominee as a result of the reduction in the number of Sponsor Nominees pursuant to clauses (i) or (ii) of Section 2.1(f) below) and such nominee will be promptly elected to the Board by the Board to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. If the Sponsor Designator fails to designate a replacement Sponsor Nominee for any such vacancy prior to the Nomination Deadline, or if later, the time the Company reasonably requires such information in connection with its next meeting of stockholders at which directors are to be elected, then such directorship shall be eliminated by the Board with effect immediately prior to such next meeting. If such directorship shall be so eliminated, the Sponsor Designator shall have the right to designate Sponsor Nominees pursuant to Section 2.1(a) (subject to Section 2.1(f)) to fill such vacancy at the subsequent meeting of stockholders at which directors are to be elected, and immediately prior to such meeting the Company shall increase the number of directors of the Board in accordance with Article III Section 2 of the Bylaws to create the necessary number of vacancy(ies).

(e) Each Sponsor Nominee serving on the Board shall be subject to the policies and requirements of the Company and the Board, including the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics, in a manner consistent with the application of such policies and requirements to other members of the Board, and shall be entitled to the same rights, privileges and compensation applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Sponsor Nominees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Sponsor Nominees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Charter, Bylaws, applicable law or otherwise. The Company will prepare and provide, or cause to be prepared and provided, to the Sponsor Nominees (in their capacity as such), any information, and access to any information, relating to the Company and its subsidiaries as and when provided to other members of the Board (other than any information in connection with (x) evaluating or negotiating any transaction with a Sponsor Stockholder or any of its Affiliates or (y) business opportunities being pursued by the Company or its subsidiaries, on the one hand, and by a Sponsor Stockholder or its Affiliates, on the other hand).

(f) The obligations of the Company pursuant to this Section 2.1 shall be subject to the following:

(i) in the event that the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Common Shares and Common OP Units representing less than or equal to 50%, but greater than or equal to 30%, of the total number of Common Shares and Common OP Units issued to the Sponsor Stockholders pursuant to the Equity Issuance, the number of Sponsor Nominees which may be designated by the Sponsor Designator pursuant to this Section 2.1 shall be reduced to two (2) individual nominees, and at the request of the Board, the Sponsor Stockholders shall cause the applicable number of Sponsor Nominees then serving on the Board to promptly resign from the Board (which resigning Sponsor Nominee shall be selected by the Sponsor Designator), following which (A) no more than two (2) Sponsor Nominees shall be serving on the Board and (B) the size of the Board shall be reduced correspondingly;

(ii) in the event that the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Common Shares and Common OP Units representing less than 30%, but greater than or equal to 15%, of the total number of Common Shares and Common OP Units issued to the Sponsor Stockholders pursuant to the Equity Issuance, the number of Sponsor Nominees which may be designated by the Sponsor Designator pursuant to this Section 2.1 shall be reduced to one (1) individual nominee, and at the request of the Board, the Sponsor Stockholders shall cause the applicable number of Sponsor Nominees then serving on the Board to promptly resign from the Board (which resigning Sponsor Nominees shall be selected by the Sponsor Designator), following which (A) no more than one (1) Sponsor Nominee shall be serving on the Board and (B) the size of the Board shall be reduced correspondingly; and

(iii) all obligations of the Company under this Section 2.1 shall terminate (and the Sponsor Stockholders shall have no further rights to designate any Sponsor Nominees) upon the first to occur of: (A) such time as the Sponsor Stockholders shall Beneficially Own, in the aggregate, a number of Common Shares and Common OP Units representing less than 15% of the total number Common Shares and Common OP Units issued to the Sponsor Stockholders pursuant to the Equity Issuance or (B) the delivery by the Sponsor Designator of written notice to the Company irrevocably waiving and terminating all of the Sponsor Stockholders’ rights under this Section 2.1 (the date of termination of the obligations of the Company under this Section 2.1 pursuant to the foregoing clauses (A) or (B) being referred to herein as the “Nomination Termination Date”), and upon such Nomination Termination Date, the Sponsor Stockholders shall cause all Sponsor Nominees then serving on the Board to promptly resign from the Board.

(g) Except in accordance with this Section 2.1, the Board shall not seek the removal of a Sponsor Nominee without the prior written consent of the Sponsor Designator.

(h) In addition to any vote or consent of the Board required by applicable law or the Charter or Bylaws, prior to the Nomination Termination Date, any action by the Company to (i) increase the total number of directors comprising the Board to more than a total of twelve (12) directors or (ii) adopt any qualifications of a director to be imposed upon a Sponsor Nominee, other than those required by the Bylaws as of the date hereof or those generally applicable to all directors shall, in each case, require the prior written consent of the Sponsor Designator.

(i) The Company shall not amend Article III, Section 15 of the Bylaws without the prior written consent of the Sponsor Designator. In addition, to the maximum extent permitted from time to time by the laws of the State of Maryland, the Company hereby renounces, and the Board shall adopt a resolution renouncing, any interest or expectancy in, or any right to be offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are developed by or presented to one or more of the Sponsor Nominees, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Sponsor Nominee shall have any duty to communicate or offer such business opportunity to the Company or any of the Company’s Affiliates. Notwithstanding the foregoing, a Sponsor Nominee who is offered an opportunity expressly in his or her capacity as a director of the Company (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company.

(j) Until such time as the Sponsor Stockholders or their respective Affiliates own, or are entitled to exercise or direct the voting power of in the election of directors, Covered Securities that would entitle the Sponsor Stockholders, in the aggregate, to exercise or direct the exercise of less than 10% of the voting power of the Company’s stock in the election of directors (assuming for this purpose that all Common OP Units held by the Sponsor Stockholders are exchanged for Common Shares), the Company shall not take any action so as to cause the application of Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute, to any Covered Securities Beneficially Owned by the Sponsor Stockholders.

2.2 Committee Representation Rights. For so long as the Sponsor Designator shall have the right to designate at least two (2) Sponsor Nominees pursuant to Section 2.1, subject to the satisfaction by the applicable Sponsor Nominee of the independence requirements of Rule 10A-3 of the Exchange Act and the requirements to qualify as an “independent director” under the rules of the NYSE, the Company shall, if requested in writing by the Sponsor Designator, promptly appoint one (1) Sponsor Nominee then serving on the Board, selected by the Sponsor Designator, to serve on each committee of the Board (and for the avoidance of doubt, the Sponsor Designator may select different Sponsor Nominees to serve on different committees of the Board and may, upon written notice to the Company, modify such selections which shall be promptly effected by the Company) other than any committee formed for the purpose of evaluating or negotiating any transaction with Sponsor Stockholder, Advisor or any of its or their respective Affiliates.

ARTICLE III

COVENANTS

3.1 Standstill.

(a) Each Sponsor Stockholder and the Advisor agrees that during the period beginning on the date of this Agreement and ending on the date on which the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Common Shares representing less than 10% of the total number of Common Shares of the Company (on a fully diluted basis) then outstanding (such period, the “Standstill Period”), without the prior written consent of the Company, it will not at any time, nor will it cause or permit any of its Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, acquire, make any proposal or offer to acquire, or propose or facilitate the acquisition of, directly or indirectly, by purchase or otherwise, record or Beneficial Ownership of (i) any additional equity securities of the Company, including Common Shares, or securities of the Company convertible, exchangeable, redeemable or exercisable into such equity securities (other than Common Shares issued or issuable as a result of any stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction of Common Shares or upon exchange of Common OP Units), or (ii) other than any Permitted Debt, any debt securities of the Company or the any of its subsidiaries or other direct or indirect interests in loans or recourse indebtedness issued by the Company or any of its subsidiaries. During the Standstill Period, without the prior written consent of the Company, each Sponsor Stockholder and the Advisor agrees it will not at any time, nor will it cause or permit any of its Affiliates or any of its or their Representatives (acting at its or their direction or on its or their behalf) to, directly or indirectly:

(i) enter into, agree to enter into, commence or submit any merger, consolidation, tender offer, exchange offer, business combination, share exchange, recapitalization, restructuring or other extraordinary transaction involving the Company, any subsidiary or division of the Company, or any of their respective securities or assets or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any such transaction;

(ii) tender into a tender or exchange offer commenced by a third party other than a tender or exchange offer that the Board has affirmatively publicly recommended to the Company’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation (and in the case of such a withdrawal or change of recommendation, it shall not be a breach of this clause (ii) if the tendered or exchanged securities are withdrawn prior to the expiration of such tender or exchange offer);

(iii) (x) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any securities of the Company under any circumstances, or deposit any securities of the Company in a voting trust or subject them to a voting agreement, pooling agreement or other agreement of similar effect (other than solely between or among the Sponsor Stockholders or any of their Affiliates), (y) seek to advise or influence any Person with respect to the voting of any securities of the Company or the Operating Partnership (other than to vote as recommended by Board), or (z) grant any proxy with respect to any Common Shares (other than (A) in connection with satisfying the Sponsor Stockholders obligations under Section 3.1(b) or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to stockholders of the Company by or on behalf of the Company) or other equity securities of the Company;

(iv) form, join or in any way participate in a “group” (as that term is used for purposes of Rule 13d-5 or Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Company, other than a group including solely the Sponsor Stockholders and their Affiliates;

(v) disclose any intention, plan or arrangement to change any of the members of the Board (other than pursuant to its rights hereunder), any of the executive officers of the Company, the Charter or the Bylaws, other than to the Company or the Board or their Representatives (it being understood that this clause (v) shall not prohibit any Sponsor Stockholder from voting any securities of the Company in its sole discretion, but subject to Section 3.1(b));

(vi) call, request the calling of, or otherwise seek or submit a written request for the calling of a special meeting of, or initiate any stockholder proposal for the election of any director (other than the designation to the Company of a Sponsor Nominee in accordance with Section 2.1) or any other action by, the stockholders of the Company;

(vii) seek to influence or control the management of the Board, or the policies, affairs or strategy of the Company or the Operating Partnership;

(viii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing;

(ix) advise, knowingly assist or knowingly encourage, or enter into any arrangements with, any other Persons in connection with any of the foregoing; or

(x) request the Company to amend or waive any provision of this Section 3.1 (including this clause (x));

provided, that the restrictions set forth in this Section 3.1(a) shall not be deemed to restrict any actions taken by any Sponsor Nominee serving on the Board solely in his or her capacity as a director or any non-public, internal actions taken by the Sponsor Stockholders or any of their Affiliates or Representatives to prepare any Sponsor Nominee to act in such capacity.

(b) Until such time as the Sponsor Stockholders Beneficially Own, in the aggregate, a number of Common Shares and Common OP Units representing less than 15% of the total number Common Shares and Common OP Units issued to the Sponsor Stockholders pursuant to the Equity Issuance, each Sponsor Stockholder shall cause all Common Shares held by such Sponsor Stockholder to be voted by proxy (returned sufficiently in advance of the deadline for proxy voting for the Company to have the reasonable opportunity to verify receipt) mailed to the stockholders of the Company in connection with the solicitation of any proxy (i) in favor of all persons nominated to serve as directors of the Company by the Board (or the Nominating and Corporate Governance Committee thereof) in any slate of nominees which includes Sponsor Nominees and (ii) otherwise in accordance with the recommendation of the Board (to the extent such recommendation is not inconsistent with the rights of the Sponsor Stockholders under this Agreement) with respect to any other action, proposal or other matter to be voted upon by the stockholders of the Company other than in connection with (A) any proposed Change of Control Transaction, (B) any amendment to the Charter or Bylaws, (C) any other transaction that the Company submits to a vote of the stockholder approval pursuant to Section 312.03 of the NYSE Listed Company Manual (or, if applicable, any successor rule or regulation of the NYSE) or (D) any other transaction that the Company submits to a vote of the stockholders for approval.

3.2 Restrictions on Transfer.

(a) Subject to Section 3.2(b) below and in addition to any restrictions on transfer set forth in the Operating Partnership Agreement, during the period beginning on the date of this Agreement and ending on March 1, 2016 (the “Restricted Period”), no Sponsor Stockholder shall Transfer any Covered Securities; provided, however, that on November 1, 2015, the provisions of this Section 3.2 shall cease to be applicable to 50% of the Covered Securities (with the Sponsor Designator being able to designate from time to time whether the Covered Securities in respect of which this Section 3.2 shall cease to be applicable shall be Common Shares and/or Common OP Units); provided, further, that (x) in the event that, prior to November 1, 2015, the Sponsor Designator delivers written notice to the Company irrevocably waiving and terminating all of the Sponsor Stockholders’ rights under Section 2.1, the Restricted Period shall be deemed to end on, and all obligations of the Sponsor Stockholders under this Section 3.2(a) shall terminate as of, November 1, 2015, and (y) in the event that, following November 1, 2015, but prior to March 1, 2016, the Sponsor Designator delivers written notice to the Company irrevocably waiving and terminating all of the Sponsor Stockholders’ rights under Section 2.1, the Restricted Period shall be deemed to end on, and all obligations of the Sponsor Stockholders under this Section 3.2(a) shall terminate as of, the earlier of March 1, 2016 and thirty (30) days following the Company’s receipt of such written notice.

(b) The Sponsor Stockholders shall, subject to the “Aggregate Stock Ownership Limit” and the “Common Stock Ownership Limit” (as set forth and defined in Article VI of the Charter) (but giving effect to, and subject to the terms of, any waiver thereof granted by the Board to the Sponsor Stockholders) and subject to the terms of the Operating Partnership Agreement (after application of Section 4.17 hereof), be entitled to Transfer any Covered Securities at any time (i) to the Company, (ii) to any Affiliate or any Investment Fund of which such Sponsor Stockholder or an Affiliate of such Sponsor Stockholder serves as the general partner, managing member or discretionary manager or advisor, so long as such transferee, in connection with such Transfer, executes a joinder to this Agreement evidencing such transferee’s agreement to become a party to and be bound by and subject to the terms and provisions of this Agreement to the same effect as such transferring Sponsor Stockholder, and upon such Transfer to be deemed a “Sponsor Stockholder” hereunder (a “Permitted Transfer”), (iii) pursuant to an order of a court, regulatory agency or other governmental authority, or (iv) if such Transfer is solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement, including pursuant to Section 3.1(a)(ii)).

(c) Any Transfer or attempted Transfer of Covered Securities in violation of this Section 3.2 shall, to the fullest extent permitted by applicable law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

(d) If any Covered Securities are certificated, upon the request of a holder thereof following the expiration of the restrictions pursuant to this Section 3.2 with respect to such Covered Securities (including in connection with a transaction referenced in Section 4.1), the holder thereof shall be entitled to promptly receive from the Company new certificates for a like number of Covered Securities not bearing any legend with respect to transfer restrictions pursuant to this Agreement, including those legends referred to in Section 4.4(d) of the Purchase Agreement, but not including the last block paragraph of the legend referred to in Section 4.4(e) of the Purchase Agreement.

3.3 Confidentiality.

(a) In furtherance of and not in limitation of any other similar agreement a Sponsor Stockholder or any of its Representatives may have with the Company or its subsidiaries or any other Person, each of the Sponsor Stockholders hereby agrees that all Confidential Information with respect to the Company and its subsidiaries (including the Operating Partnership) and its and their respective businesses, finances and operations shall be kept confidential by such Sponsor Stockholder and its Representatives, shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Section 3.3(a) and shall not be used for any purpose other than as expressly permitted by this Agreement. Any Confidential Information may be disclosed:

(i) by a Sponsor Stockholder to its Affiliates and its and their Representatives, in each case, solely if and to the extent any such Affiliate or Representative needs to be provided such Confidential Information to assist such Sponsor Stockholder in evaluating or reviewing its investment in the Company, including in connection with the disposition thereof, and each such Affiliate or Representative shall be deemed to be bound by the provisions of this Section 3.3(a) and such Sponsor Stockholder shall be responsible for any breach of this Section 3.3(a) by any such Affiliate or Representative;

(ii) by a Sponsor Stockholder or any of its Representatives to the extent the Company consents in writing; or

(iii) by a Sponsor Stockholder or Representatives to the extent that such Sponsor Stockholder or Representative has received advice from its counsel (including in-house counsel) that it is required to do so to comply with applicable law or legal or regulatory process or any request by or from a governmental or regulatory authority; provided, that, prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable law, including, to the extent reasonably practicable and permitted by applicable law, (A) consulting with the Company regarding such disclosure and (B) if requested by the Company, assisting the Company in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that such Sponsor Stockholder or Representative uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable governmental or regulatory authority or as is, based on the written advice of its counsel (including in-house counsel), required to comply with applicable law or legal or regulatory process.

(b) Each Sponsor Stockholder agrees that, without limiting any Sponsor Nominee’s legal duties as a member of the Board under applicable law but subject to Section 3.3(a) above, each of the parties hereto hereby consents to the Sponsor Nominees sharing any information such Sponsor Nominee (in his or her capacity as such) receives from the Company with the Sponsor Stockholders, their Affiliates and their respective Representatives, in each case, who shall be deemed to be bound by the provisions of this Section 3.3 and, in the case of an Affiliate of a Sponsor Stockholder, by Section 3.1 (and the relevant Sponsor Stockholder shall also remain responsible for any breach of such provisions by any such Sponsor Stockholder’s Affiliates and Representatives), for the internal use by such Sponsor Stockholder and its Affiliates of any such information, subject, however, to (x) such Sponsor Stockholder, any Investment Fund of such Sponsor Stockholder or any of their respective Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law or this Agreement and (y) compliance by such Sponsor Stockholder and, to the extent Confidential Information is furnished thereto, any of its Restricted Affiliates with the confidentiality provisions set forth in this Section 3.3 and any applicable restrictions set forth in Section 3.1. Each Sponsor Stockholder hereby covenants and agrees that it will establish and maintain adequate procedures to prevent Confidential Information with respect to the Company, its subsidiaries and its and their businesses, finances and operations from being disclosed in violation of this Agreement.

3.4 Issuances of Common Securities. During the period beginning on the date of this Agreement and ending on the twenty-four (24) month anniversary of the date of this Agreement, without the prior written consent of the Sponsor Designator, neither the Company nor any subsidiary of the Company, including the Operating Partnership, shall issue any common equity securities (including Common Shares, Common OP Units, or other securities which may be acquired by any Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or any combination of any of the foregoing) or any debt or equity securities which vote together in any respect with any such common equity securities) (collectively, “Common Securities”), other than (i) one or more issuances of up to 16,843,028 Common Shares, in the aggregate (which amount shall not include any issuances of Common Securities described in the following clauses (ii) and (iii)), (ii) issuances of Common Securities to employees, officers, directors and consultants of the Company or any of its subsidiaries in the ordinary course of business pursuant to any Company compensatory agreement or plan, (iii) issuances of Common Shares in redemption of (including where the proceeds of such issuances are used to pay the redemption price therefor) or in exchange for any outstanding (x) Common OP Units, (y) preferred units of limited partnership interest in the Operating Partnership, and (z) shares of the Company’s 8.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, (iv) issuances of securities and other equity issuances in property joint ventures or (v) issuances of equity securities by entities that are non-wholly owned subsidiaries of the Operating Partnership where such issuances are solely intended to facilitate the ability of such subsidiary to qualify as a real estate investment trust for tax purposes and are issued for customary consideration and on other customary terms. For purposes of this Section 3.4, perpetual preferred equity securities on market terms shall not be deemed to be convertible into or exchangeable for common equity securities solely due to a customary right of conversion or exchange in connection with a change of control transaction or a delisting event. For purposes of calculating the number Common Shares issued under clause (i) above with respect to (x) Common Shares that may be acquired upon the exercise of conversion rights, exchange rights warrants or options, the maximum number of Common Shares that may be issued shall be used and (y) shares that vote together with common equity securities, the number of voting equivalents shall be used, and, if both clauses (x) and (y) apply, the greater number of shall be used.

ARTICLE IV

MISCELLANEOUS

4.1 Termination.

(a) At such time when the Sponsor Stockholders and their Affiliates no longer Beneficially Own any Covered Securities, then this Agreement shall automatically terminate and be of no further force and effect.

(b) Upon the consummation of any merger, consolidation or similar transaction involving the Company whereby, immediately following the consummation of such transaction, the holders of Common Shares of the Company immediately prior to the consummation of such transaction do not continue to hold (in substantially the same proportion as their ownership of the Company’s voting securities immediately prior to the transaction) more than 50% of all of the outstanding Common Shares or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, this Agreement shall automatically terminate and be of no further force and effect; provided, that Section 2.1(i), Section 2.1(j), Section 3.2(d), Section 3.3 (for one year following the termination hereof) and this Article IV (and the definitions in Article I to the extent applicable) shall survive in accordance with their terms.

4.2 Sponsor Stockholder Actions. Any determination, consent or approval of, or notice or request delivered by, or any other action of, any Sponsor Stockholder shall be made by, and shall be valid and binding upon, all Sponsor Stockholders, if made by the Sponsor Designator.

4.3 Joint and Several Liability. The Sponsor Stockholders hereby agree that all covenants, agreements, liability and obligations under this Agreement are joint and several to the Sponsor Stockholders, and each Sponsor Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Sponsor Stockholders.

4.4 Further Assurances. Each of the parties hereto agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or desirable to effectuate this Agreement.

4.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

4.6 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by facsimile (with written confirmation of transmission) and the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express). In each case notice shall be sent to:

(a)	If to the Company:

Hudson Pacific Properties, Inc.

11601 Wilshire Blvd. 6th Floor

Los Angeles, California 90025

Attention: General Counsel

Facsimile: (310) 445-5710

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

Attention: Julian Kleindorfer; Bradley A. Helms

Facsimile: (213) 891-8763

(b)	If to the Sponsor Stockholders:

Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Frank Cohen and Judy Turchin

Facsimile: (212) 583-5202

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Brian Stadler

Facsimile: (212) 455-2502

Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party hereto notice in the manner herein set forth.

4.7 Governing Law; Judicial Proceedings; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally submits to the exclusive jurisdiction and venue in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree (i) to consent to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof); and (ii) that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.6. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.8 Enforcement. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted as provided in Section 4.7, in addition to any other remedy to which they may be entitled, at law or in equity and that each party hereto agrees to waive any requirements for the securing or posting of any bond or other security in connection with such remedy.

4.9 Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the parties hereto and any party subsequently made a party hereto pursuant to a joinder executed by any Sponsor Stockholder in accordance with Section 3.2(b). Any agreement on the part of a party hereto to any waiver of any obligation of the other parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party hereto of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

4.10 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.11 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.12 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Purchase Agreement, together with the several agreements and other documents and instruments referred to therein or annexed thereto), as well the terms and conditions of any waiver granted by the Board to the Sponsor Stockholders with respect to any provisions of the Charter, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates with respect to the subject matter hereof and thereof and (ii) is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and thereto, as the case may be, and their respective successors and permitted assigns.

4.13 Certain Transactions. In the event of any stock split, reverse stock split, stock dividend or distribution, subdivision, or any change in the Common Shares or Common OP Units by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Common Shares” and “Common OP Units” used herein shall, as applicable, including for purposes of the definition of “Covered Securities”, be deemed to refer to and include all such dividends and distributions and any other securities into which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

4.14 Publicity. To the extent any public announcement by the Company is in respect of the matters governed by this Agreement, the Company will use its reasonable best efforts to consult with the Sponsor Stockholders prior to such announcement (except to the extent such information is consistent with prior public disclosure or is otherwise in the public domain).

4.15 No Recourse. The parties agree that this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, and subject to the immediately following sentence, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 4.15 shall in no way be deemed to limit the liability or obligations of any party to the extent that such party is required to cause its subsidiaries, Affiliates or Representatives to take any action or refrain from taking any action pursuant to this Agreement.

4.16 Dealings with the Sponsor Stockholders. Each of the Company and the Sponsor Stockholders acknowledge and agree that: (a) the Sponsor Stockholders and their Non-Recourse Parties (collectively, the “Investor Group”; provided, that for purposes of this Section 4.16, references to “Investor Group” shall not include any Sponsor Nominees in their capacity as such, provisions with respect to whom are contained in Section 2.1(i)) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company and any of its subsidiaries or areas in which the Company or any of its subsidiaries may in the future engage in business) and in related businesses other than through the Company or any of its subsidiaries, (ii) may develop a strategic relationship with businesses that are or may be competitive with the Company or any of its subsidiaries and (iii) will not be prohibited by virtue of its investment in the Company or its subsidiaries, or its service on the Board or any subsidiary’s board of directors or other governing body, from pursuing and engaging in any such activities; (b) neither the Company nor any other stockholders of the Company shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be undertaken by the Company, and each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons; and (d) subject to the express terms and conditions set forth in this Agreement, each member of the Investor Group may enter into contracts and other arrangements with the Company and its Affiliates from time to time on terms approved by the Board and the board of directors of such Affiliates, as applicable. Each of the Company and the Sponsor Stockholders hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such Person may otherwise have in connection with the matters described in this Section 4.16 and the Company, pursuant to approval by the Board, hereby renounces its interest or expectancy, as between itself and the Investor Group, in any corporate opportunity or other matter described in this Section 4.16.

4.17 Operating Partnership Matters. The Company, in its capacity as the sole general partner of the Operating Partnership and pursuant to the authority granted to the Company in such capacity pursuant to Section 15.10 of the Operating Partnership Agreement, the Operating Partnership and the Sponsor Stockholders hereby agree as follows:

(a) For purposes of the Operating Partnership Agreement, the Initial Holding Period (as defined in the Operating Partnership Agreement) as applied to the Sponsor Stockholders, their Affiliates and their respective successors-in-interest shall be a period that ends on the execution and delivery of this Agreement.

(b) In connection with any Transfer of Limited Partnership Interests (as defined in the Operating Partnership Agreement) that complies with both the Operating Partnership Agreement and this Agreement, for purposes of Section 11.4 of the Operating Partnership Agreement, the applicable transferee of a Sponsor Stockholder or its Affiliates shall be admitted to the Operating Partnership as a Substituted Limited Partner (as defined in the Operating Partnership Agreement) upon the transferee’s satisfaction of the requirements set forth in Sections 11.4.A(i) and 11.4.A(ii) of the Operating Partnership Agreement.

(c) In consideration of the representations and warranties made by the Sponsor Stockholders pursuant to Sections 4.2 and 4.4 of the Purchase Agreement (which representations and warranties are incorporated herein by reference and which shall survive the execution and delivery of this Agreement by each of the Sponsor Stockholders), the Sponsor Stockholders are deemed to have satisfied in full all requirements set forth in Sections 3.4.B, 3.4.C and 3.4.D of the Operating Partnership Agreement, which shall have no force and effect with respect to the Sponsor Stockholders (including a Person who becomes a Sponsor Stockholder pursuant to a Permitted Transfer and who makes representations and warranties to the Company in such Person’s joinder to this Agreement required pursuant to Section 3.2(b) equivalent to those set forth in Sections 4.2 and 4.4 of the Purchase Agreement); provided that with respect to Section 3.4.C(iii) of the Operating Partnership Agreement, the Sponsor Stockholders may Transfer (as defined in the Operating Partnership Agreement) any Common OP Units to any Affiliates (as defined in the Operating Partnership Agreement), without regard to the limitations contained therein, provided that after any such Transfer (as defined in the

Operating Partnership Agreement), such Common OP Units are held by no more than thirty (30) partners, not including as partners for such purposes any Flow-Through Partners (as defined in the Operating Partnership Agreement) unless a principal purpose of the use of the Flow-Through Entity (as defined in the Operating Partnership Agreement) through which such partners invest was to permit the Operating Partnership to satisfy the 100-partner limitation within the meaning of Treas. Reg. Section 1.7704-1(h)(3)(ii).

(d) Notwithstanding the requirements of Section 15.1 of the Partnership Agreement:

(i) Following the date of this Agreement, a Sponsor Stockholder (the “Tendering Sponsor”) may from time to time exercise its Common Redemption Right (as defined in the Operating Partnership Agreement) by delivering to the Company written notice, executed by a duly authorized signatory of such Tendering Sponsor, in the form attached hereto as Exhibit A (a “Sponsor Notice of Redemption”), and which delivery shall be deemed to be a “Common Unit Notice of Redemption” in respect of a “Common Redemption” (each as defined in the Operating Partnership Agreement) and which will be deemed to comply in full with the requirements set forth in clause (i) of Sections 15.1.B and Section 15.1.G of the Operating Partnership Agreement (and, except as set forth in this Agreement, no further information, certificates, affidavits or other documents of the Tendering Sponsor shall be required);

(ii) upon receipt of a Sponsor Notice of Redemption, the Company shall give notice to the Tendering Sponsor prior to 9:30 a.m. Eastern time on the immediately following Business Day (the “Election Time”) of its election to either (A) cause the Operating Partnership to redeem all of the Tendering Sponsor’s Tendered Common Units in exchange for an aggregate cash amount equal to the product (the “Sponsor Cash Amount”) of (x) the Market Price (as defined in the Operating Partnership Agreement) of a Common Share as of the date of receipt of such Sponsor Notice of Redemption multiplied by (y) the Common Unit REIT Shares Amount (as defined in the Operating Partnership Agreement) determined as of the Sponsor Redemption Date (as defined below) or (B) acquire all of the Tendering Sponsor’s Tendered Common Units in exchange for a number of newly-issued Common Shares equal to the Common Unit REIT Shares Amount (as defined in the Operating Partnership Agreement) (the “Exchange Common Shares”); provided, that the date of “receipt” of a Sponsor Notice of Redemption shall (1) for purposes of determining the Sponsor Cash Amount and the Election Time, be (x) the date on which the Sponsor Notice of Redemption is received by the Company if received prior to 6:00 p.m. Eastern time or (y) the Business Day following the date on which the Sponsor Notice of Redemption is received by the Company if received later than 6:00 p.m. Eastern time and (2) for purposes of determining the Sponsor Redemption Date, be (x) the date on which the Sponsor Notice of Redemption is received by the Company if received prior to 4:30 p.m. Eastern time or (y) the Business Day following the date on which the Sponsor Notice of Redemption is received by the Company if received later than 4:30 p.m. Eastern time, in each case, the time of receipt being the time transmitted by electronic mail to each of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Investment Officer and General Counsel of the Company at the addresses set forth in Schedule I hereto (excluding any officer roles that are vacant at such time); provided, further, that in the event that the Company fails to give such notice prior to the Election Time, the Company shall be deemed to have elected to cause the Partnership to redeem all such Tendered Common Units in exchange for Common Shares pursuant to the preceding clause (B);

(iii) in the event that the Company elects to cause the Operating Partnership to redeem all of the Tendering Sponsor’s Tendered Common Units in exchange for the Sponsor Cash Amount, the Company shall deliver the Sponsor Cash Amount by wire transfer of immediately available funds (to the account(s) designated by the Tendering Sponsor) no later than three (3) Business Days following the date of receipt of the Sponsor Notice of Redemption (the “Sponsor Redemption Date”, which shall be deemed to be the “Cut-Off Date” for purposes of the Operating Partnership Agreement); provided, that if the Operating Partnership fails to deliver the Sponsor Cash Amount by the Sponsor Redemption Date, in addition to the Sponsor Cash Amount, the Company or the Operating Partnership shall pay to the Tendering Sponsor simple interest on such Sponsor Cash Amount at a rate of 10% per annum (which rate shall increase to 15% per annum and begin to compound quarterly in the event that the Sponsor Cash Amount (and any interest accrued thereon) has not been delivered to the Tendering Sponsor on or prior to the thirty (30) day anniversary of the Sponsor Redemption Date); provided, further, that the Tendering Sponsor shall continue to own all Tendered Common Units and be treated as a Common Limited Partner (as defined in the Operating Partnership Agreement) with respect to such Tendered Common Units for all purposes of the Operating Partnership Agreement, until such Tendered Common Units are paid for in full (together with any accrued interest) as provided herein;

(iv) in the event that the Company elects (or is deemed to have elected) to acquire all of the Tendering Sponsor’s Tendered Common Units in exchange for the Exchange Common Shares, on the Sponsor Redemption Date the Tendering Sponsor shall sell the Tendered Common Units to the Company and, in exchange therefor, the Company shall deliver newly-issued Exchange Common Shares in book-entry form (or other evidence of issuance as may be reasonably requested by the Tendering Sponsor) to the Tendering Sponsor or to another recipient as directed by the Tendering Sponsor (including such other recipient pursuant to Section 4.17(d)(vi)) no later than 9:30 a.m. Eastern time on the Sponsor Redemption Date, which Exchange Common Shares shall be duly authorized, validly issued, fully paid and non-assessable and free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit (as defined in the Operating Partnership Agreement) and, to the extent applicable, the Securities Act (as defined in the Operating Partnership Agreement) and relevant state securities or “blue sky” laws; provided, that the Tendering Sponsor shall continue to own all Tendered Common Units and be treated as a Common Limited Partner (as defined in the Operating Partnership Agreement) with respect to such Tendered Common Units for all purposes of the Operating Partnership Agreement, until the Tendering Sponsor (and/or such other recipient) becomes the record owner of all the Exchange Common Shares;

(v) any Exchange Common Shares issued by the Company in exchange for Tendered Common Units from a Tendering Sponsor pursuant to this Section 4.17(d) shall not contain a legend regarding restrictions under the Securities Act if (A) concurrently with the delivery of the applicable Sponsor Notice of Redemption, such Tendering Sponsor shall have delivered to the Company a certificate executed by a duly authorized signatory of the Tendering Sponsor in the form attached hereto as Exhibit B, (B) such Tendering Sponsor is named as a selling stockholder in the Resale Prospectus and (C) the Shelf Registration Statement (as defined in the Sponsor Registration Rights Agreement) of which the Resale Prospectus forms a part is effective (and the Company is eligible to use such Shelf Registration Statement); provided, that if and to the extent that the Tendering Sponsor does not effect, or cause to be effected, any disposition of Exchange Common Shares issued upon an acquisition of Tendered Common Units by the Company pursuant to this Section 14.7(d) in accordance with the plan of distribution contained in the Resale Prospectus, at the time of any such disposition of such Exchange Common Shares by the Tendering Sponsor, the Tendering Sponsor shall cause to be delivered to the Company an opinion of counsel, in form and substance acceptable to the Company in its reasonable discretion, confirming that such Exchange Common Shares may be transferred pursuant to an exemption from the registration requirements of the Securities Act;

(vi) if (A) the requirements of clauses (A), (B) and (C) of the preceding Section 4.17(d)(v) have been satisfied, (B) concurrently with the delivery of a Sponsor Redemption Notice, the applicable Tendering Sponsor provides written notice to the Company (x) that such Tendering Sponsor has entered into a firm underwriting agreement or other binding agreement and, pursuant to which, it has sold or will (on or prior to the Sponsor Redemption Date) sell Common Shares pursuant to the Shelf Registration Statement in an amount equal to the number of Exchange Common Shares that may be issued by the Company in connection with the redemption of the Tendering Sponsor’s Tendered Common Units pursuant to this Section 14.7(d), and (y) identifying, and providing all necessary information to give effect to the issuance of delivery of Common Shares to, the intended recipient(s) of such Common Shares (the “Proposed Recipients”), (C) the issuance of Exchange Common Shares to the Tendering Sponsor in exchange for such Tendering Sponsor’s Tendered Common Units would not otherwise be prohibited by the Ownership Limit as defined in the Operating Partnership Agreement) (but giving effect to, and subject to the terms of, any waiver thereof granted, and the Excepted Holder Limit (as defined in the Charter) established, by the Board to the Sponsor Stockholders), and (D) no Suspension Period (as defined in the Sponsor Registration Rights Agreement) is then in effect, then (1) the Company and the Operating Partnership agree that such Tendering Sponsor’s Tendered Common Units shall not be redeemed by the Operating Partnership for cash as described in Section 4.17(d)(iii), and (2) in lieu of issuing the Exchange Common Shares to the Tendering Sponsor as described in Section 4.17(d)(iv), the Company shall issue and deliver such Exchange Common Shares, which Exchange Common Shares shall not contain a legend regarding restrictions under the Securities Act, to the Proposed Recipients (in the proposed denominations set forth in such written notice), which delivery may be effected through The Depository Trust Company’s Deposit and Withdrawal at Custodian service or Direct Registration System (to the extent such deliveries are requested and reasonably available), no later than 9:30 a.m. Eastern time on the Sponsor Redemption Date; and

(vii) Notwithstanding anything to the contrary in this Agreement, (A) this Section 4.17(d) shall not restrict or otherwise limit the Company’s ability to cause the Operating Partnership to redeem any Excess Common Units (including Tendered Common Units that a Tendering Sponsor agrees to treat as Excess Common Units) with the proceeds of a Stock Offering Funding pursuant to Section 15.1.H of the Operating Partnership Agreement, and (B) each of the Company, the Operating Partnership and the Sponsor Stockholders agree that the penultimate sentence of Section 15.1.B of the Operating Partnership shall be deemed to not apply to any Tendering Sponsors.

(e) Any Transfers of Common OP Units by the Sponsor Stockholders pursuant to Article 11 of the Operating Partnership Agreement shall not be subject to the requirements of Section 11.6.E of the Operating Partnership Agreement.

(f) Notwithstanding anything to the contrary in this Agreement or the provisions of Section 15.1.A, 15.1.B or 15.1.H of the Operating Partnership Agreement, the Sponsor Stockholders hereby agree that they shall have no rights to require the Operating Partnership to redeem Common OP Units for cash, to the extent the Company’s election to acquire such Common OP Units in exchange for Common Shares pursuant to Section 15.1.B of the Operating Partnership Agreement or this Agreement would otherwise be prohibited by the Ownership Limit (defined in the Operating Partnership Agreement) (but giving effect to, and subject to the terms of, any waiver thereof granted, and Excepted Holder Limit (as defined in the Charter) established, by the Board to the Sponsor Stockholders).

(g) Notwithstanding Sections 7.3.B, 7.3.C and 14.2 of the Operating Partnership Agreement, but without limiting Sections 4.1 (other than the last sentence thereof), 4.4.E, 11.4.B, 12.1,

12.2.A and 12.3 of the Operating the Partnership Agreement, without the prior written consent of the Sponsor Designator (x) the Operating Partnership Agreement shall not be amended if such amendment would (i) amend or modify the following provisions of the Operating Partnership Agreement in a manner adverse in any respect to the Sponsor Stockholders (in their capacity as Common Limited Partners): Section 3.1, Section 3.3, Section 3.4, the last sentence of Section 4.1, Section 4.2.C, Section 4.3.E, Section 4.4, Section 4.5, Section 4.7, Section 7.3, Section 7.4, Section 7.5, Section 7.6, Section 7.8, Section 7.9, Section 7.10, Article 8, Article 9, Article 10, Article 11, Article 13, Article 14 or Article 15 or, in each case for all provisions referenced in this clause (g)(x)(i), amend or modify any related definitions as set forth in the Operating Partnership Agreement or exhibits to the Operating Partnership Agreement or (ii) add any new provision to the Operating Partnership Agreement that would have substantially identical effect and (y) the Company and the Operating Partnership shall not take any action that is intended to or would otherwise have substantially identical effect as the amendments prohibited pursuant to clause (x) (but for purposes of this clause (y) without regard to any potential tax consequences).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

COMPANY:

Hudson Pacific Properties, Inc.

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Its:	Chief Financial Officer

OPERATING PARTNERSHIP:

Hudson Pacific Properties, L.P., solely for purposes of Section 4.17

By:	Hudson Pacific Properties, Inc.
Its:	General Partner

By:	/s/ Mark T. Lammas
Name:	Mark T. Lammas
Its:	Chief Financial Officer

[Signature page to Stockholders Agreement]

ADVISOR:

BLACKSTONE REAL ESTATE ADVISORS L.P., solely for purposes of Section 3.1(a)

By:	BRE Advisors VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

SPONSOR STOCKHOLDERS:

BLACKSTONE REAL ESTATE PARTNERS V L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.TE.1 L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.TE.2 L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

[Signature page to Stockholders Agreement]

BLACKSTONE REAL ESTATE PARTNERS V.F L.P.

By:	Blackstone Real Estate Associates V L.P., its general partner
By:	BREA V L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS V L.P.

By:	BREP V Side-by-Side GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.1 L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

[Signature page to Stockholders Agreement]

BLACKSTONE REAL ESTATE PARTNERS VI (AV) L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS (AIV) VI L.P.

By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.

By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKSTONE FAMILY REAL ESTATE PARTNERSHIP VI – SMD L.P.

By:	Blackstone Family GP L.L.C., its general partner

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

[Signature page to Stockholders Agreement]

NANTUCKET SERVICES, LLC

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

BLACKHAWK SERVICES II LLC

By:	/s/ Frank Cohen
Name:	Frank Cohen
Title:	Senior Managing Director

[Signature page to Stockholders Agreement]

EXHIBIT A

SPONSOR NOTICE OF REDEMPTION

To:	Hudson Pacific Properties, Inc.

The undersigned Common Limited Partner or Assignee hereby irrevocably tenders for redemption [—] Common Units in Hudson Pacific Properties, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., dated as of April 1, 2015 as amended (the “Partnership Agreement”), as modified pursuant to Section 4.17 of the Stockholders Agreement, dated as of April 1, 2015 (the “Stockholders Agreement”), by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, LLC and the other parties thereto, and the Common Redemption Right referred to therein. The undersigned Common Limited Partner or Assignee:

(a) undertakes to surrender such Tendered Common Units and any certificate therefor at the closing of the Common Redemption;

(b) directs that the wire transfer representing the Sponsor Cash Amount deliverable upon the closing of such Common Redemption be delivered to the account specified below;

(c) represents, warrants, certifies and agrees that:

(i) the undersigned Common Limited Partner or Assignee (as defined in the Partnership Agreement) is a Qualifying Common Party (as defined in the Partnership Agreement),

(ii) the undersigned Common Limited Partner or Assignee (as defined in the Partnership Agreement) has good marketable title to such Tendered Common Units and, at the closing of the Common Redemption, will have good marketable title to such Tendered Common Units free and clear of the rights or interests of any other person or entity,

(iii) the undersigned Common Limited Partner or Assignee (as defined in the Partnership Agreement) has, and at the closing of the Common Redemption will have, the full right, power and authority to tender and surrender such Tendered Common Units as provided herein,

(iv) the undersigned Common Limited Partner or Assignee (as defined in the Partnership Agreement) has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender, and

(v) after giving effect to an acquisition of the Tendered Common Units by the General Partner pursuant to Section 4.17 of the Stockholders Agreement in exchange for the Common Unit REIT Shares Amount (as defined in the Partnership Agreement), neither the Common Limited Partner nor any member of such Common Limited Partner’s Stockholder Group (as defined in the Ownership Limit Waiver Certificate (as defined in the Purchase Agreement)), if such Common Limited Partner were treated as Stockholder (as defined in the Ownership Limit Waiver Certificate), would own REIT Shares (as defined in the Partnership Agreement) in violation of the Ownership Limit; and

(d) acknowledges that it will continue to own such Tendered Common Units until and unless either (1) such Tendered Common Units are acquired by the General Partner pursuant to Section 4.17 of the Stockholders Agreement or (2) such redemption transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Stockholders Agreement.

Dated:	Name of Common Limited Partner or Assignee:

(Signature of Common Limited Partner or Assignee)

(Street Address)

(City) (State) (Zip Code)

Wire Instructions

ABA Routing Number:

Bank Name:

Bank Address:

Name on Bank Account:

Account Number:

SWIFT / IBAN (if applicable):

For Further Credit Acct #:

For Further Credit Acct Name:

EXHIBIT B

TENDERING SPONSOR CERTIFICATE

[DATE]

The undersigned, [NAME], the duly authorized and appointed [TITLE] of [TENDERING SPONSOR], does hereby represent and warrant on behalf of [TENDERING SPONSOR] that:

(a) any disposition of Exchange Common Shares to be issued in exchange for the Tendered Common Units referred to in the Sponsor Notice of Redemption enclosed with this certificate will be effected, or caused to be effected, by the [TENDERING SPONSOR] in accordance with the plan of distribution contained in the Resale Prospectus; and

(b) the [TENDERING SPONSOR] is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Capitalized terms used in this certificate and not otherwise defined herein shall have the meaning ascribed to them in the Stockholders Agreement, dated as of April 1, 2015, by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, LLC and the other parties thereto.

IN WITNESS WHEREOF, the undersigned has signed and delivered this certificate as of the date first written above.

By:
Name:
Title:

SCHEDULE I

E-MAIL ADDRESSES

Chief Executive Officer:

Chief Financial Officer:

Chief Accounting Officer:

Chief Investment Officer:

General Counsel:

The Company may change the electronic mail addresses set forth on this Schedule I by giving each Sponsor Stockholder notice in the manner set forth in Section 4.6.